EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC.
SEEKING EXTENSIONS OF EXISTING TERM LOANS AS PART OF ITS CONTINUING CAPITAL STRUCTURE IMPROVEMENT EFFORTS

San Antonio, May 8, 2013.  Clear Channel Communications, Inc. (“CCU”) announced today that it is  seeking, subject to market and customary conditions, to extend $1.5 billion in aggregate principal amount of outstanding term loans B and C due 2016 until 2018.  The new extended term loans will have the same security and guarantee package as the outstanding term loans B and C.

These efforts are part of the Company’s continuing efforts to optimize its overall capital structure.  It will continue to explore a diverse array of other alternatives including, but not limited to, transactions which would extend maturities of its other debt, whether through a debt-for-debt exchange or other financing transaction.  Should CCU pursue any such transaction, the terms, timing and structure of any transaction will depend on market conditions, and the amounts involved may be material.  There can be no assurance that any transaction will ultimately be pursued or that any transaction, if pursued, will be successful.

About Clear Channel Communications
Clear Channel Communications, Inc., an indirect subsidiary of CC Media Holdings, Inc. (OTCBB: CCMO), is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current CCU management expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict.  CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media
Wendy Goldberg
Senior Vice President – Communications
(212) 549-0965

Investors
Gregory Lundberg
Senior Vice President – Investor Relations
(212) 549-1717